Exhibit 23.1

        The accompanying consolidated financial statements give effect to (1) disclosure in the footnotes to the consolidated financial statements for a subsequent event related to a loan and security agreement, under which Arcadia Biosciences, Inc. incurred an aggregate principal amount of $20.0 million in term loan borrowings, and repayment of the term loan and promissory notes and (2) retroactive adjustment for a one-for-four reverse stock split of the outstanding common stock of Arcadia Biosciences, Inc. accomplished through the Certificate of Amendment of the First Amended and Restated Certificate of Incorporation that will be effected prior to the effectiveness of the registration statement of which this prospectus is a part. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon the effective date of the reverse stock split of the Company's outstanding common stock and the Certificate of Amendment of the First Amended and Restated Certificate of Incorporation, all as described in Note 16 to the consolidated financial statements, and assuming that from April 29, 2015 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

/s/ Deloitte & Touche LLP
Phoenix, Arizona
April 29, 2015

Consent of Independent Registered Public Accounting Firm

        We consent to the use in this Amendment No. 2 to Registration Statement No. 333-202124 on Form S-1 of our report dated April 3, 2015 (April 29, 2015 as to the subsequent events described in Note 16 and May     , 2015 as to the effects of the one-for-four reverse stock split described in Note 16) relating to the consolidated financial statements of Arcadia Biosciences, Inc. and subsidiary, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such prospectus.

Phoenix, Arizona
May       , 2015